Exhibit 10.5.3

THIRD AMENDMENT TO LEASE: RENEWAL

I	PARTIES

This amendment is executed in Lake Forest, California, on June 8th, 2010, by and between VIKING INVESTROS BARENTS SEA, LLC, ("Lessor"}, and CRYOPORT SYSTEMS, INC. ("Lessee''). for the property known as 20382 Barents Sea Circle, Lake Forest, California.

II	RECITALS

Lessor and Lessee being parties to that certain lease dated June 26, 2007. attached hereto as Exhibit "A". hereby express their mutual desire to extend the lease per the terms and conditions of this Third Amendment To Lease: Renewal.

III	AMENDMENTS

·'LEASE TERM": The lease term shall be extended for an additional sixty (60) months.

commencing July 1, 2010 and shall expire June 30, 2015.

"RENT" shall hereinafter be paid as follows:

July 1, 2010 - June 30, 201 1: Base rent shall be $7,010 NNN per month.

July 1. 2011 -June 30. 2012; Base rent shall be $7,247 NNN per month.

July 1. 2012- June 30, 2013; Base rent shall be $7,604 NNN per month.

July 1, 2013 - June 30, 2014; Base rent shall be $8,198 NNN per month.

July 1. 2014 - June 30, 2015; Base rent shall be $8,911 NNN per month.

In addition to the Base Rent Lessee shall be responsible for additional NNN charges according to the provisions of the original lease. The NNN charges shall not increase by more than 2% compounded annually. Furthermore, Lessee shall not be liable to pay an increase in property taxes triggered by a possible sale of the property.

"CANCELLATION CLAUSE": Lessee shall have the right to cancel the lease with a minimum of 120 day written notice at anytime as of December 31, 2012. In the event Lessee does exercise its option to cancel the lease. Lessee shall reimburse Lessor of the unearned leasing commissions paid to Cresa Partners.

·'LANDLORD'S OBLIGATION"; Lessor shall be responsible, during the initial term and any extensions thereto, for all capital repairs or replacements (as defined by generally accepted accounting principles) related to the these systems. Any ongoing maintenance charges shall be part of the NNN charges payable by Lessee.

"TENANT IMPROVEMENTS": Lessor shall as soon as reasonably possible steam clean the existing carpet, apply touch-up paint where necessary in the office area and Lessor shall repair the moisture seepage problem in the downstairs office area.

''OPTION TO EXTEND"; Lessee shall have one (1) three (3) year Option to Extend. The extension rental rate and terms shall be at the then prevailing market terms and conditions for comparable space in comparable buildings in the vicinity. Lessee shall give Lessor a minimum of one hundred eighty (180) days prior written notice.

"ASSIGNMENT AND SUBLETTING"; Lessee shall have the right to sublease or assign any portion of the entire space to any related entity, parent company, subsidiary or affiliate without Lessor's consent. Lessee shall have the right to sublease or assign any portion of the space to any other subtenant with Lessor's written consent, which shall not be unreasonably withheld or delayed. Lessor shall have no right to recapture said space and all proceeds attributable to any assignment or sublease shall inure to the benefit of Lessee.

IV	INCORPORATION

Except as modified herein, all other terms and conditions of the lease between the parties above described, as attached hereto, shall continue in full force and effect.

In Witness Whereof, Lessor and Lessee have executed this amendment as of the day and year first above written.

LESSOR: VIKING INVESTORS BARENTS SEA LLC

/S/ Jan-Erik Palm
Jan-Erik Palm, Managing Member

LESSEE: CRYOPORT SYSTEMS, INC.

By:	/s/ Bret Bollinger
Bret Bollinger, VP of Operations